Exhibit 14.1
 Code of Conduct  Ecology and Environment, Inc.  Board Approval Date: June 1, 2017

Message from Gerry Gallagher, President and CEO and Frank Silvestro, Board Chairman

The decisions we make every day as individuals and as a company matter.

We position ourselves for success when we apply ethical principles to our business decisions. This E & E Code of Conduct is not a substitute for good judgment, and it does not cover every situation that you may encounter, or every law that applies to us as an international company. It does, however, outline the basic legal guidelines that we must follow and the general ethical principles that will help each of us make the right decisions when working with clients, potential clients, vendors, contractors, and each other.

We encourage you to read our Code of Conduct and refer to it for guidance.

If you find yourself in a situation in which you are unsure how to act, believe that a violation of the Code could or has occurred, or have a question about a particular issue, please seek assistance. Our Code identifies resources that you may use to resolve or report any issue related to ethics and compliance without fear of retaliation. You can be assured that the Company will help and assist you in doing the right thing.

We all play a role in conducting our business in a fair and ethical manner.

As employees, directors, officers and representatives acting on behalf of the Company and our clients, each of us is obligated to act with integrity and comply with the law. We encourage our staff to exercise sound judgement as business professionals and to provide value to our customers by identifying relevant environmental concerns and options as they implement specific projects. E & E's reputation rests on how each of us conducts ourselves and how we conduct ourselves collectively as a company. Nothing is more important to E & E as a company, and to each of us as individuals, than doing our work in a manner that follows the principles of our Code of Conduct and preserves our good name.

Thank you for your continued dedication to our culture of integrity and commitment to our ethical guiding principles.





E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

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Our Commitment and Guiding Principles



Integrity
Fairness
Respect
Responsibility
Transparency
Accountability
Safety

These are our company values: focus on shared success, break down silos, invite collaboration and mentor others. We expect our leaders to set the example for others.

E & E was founded in 1970 by four bright, talented scientists and engineers who focused on a simple idea: that the world would be a better place if the ideals embodied in the new National Environmental Policy Act (NEPA) were adopted and embraced by government agencies, companies developing new projects, and impacted communities. E & E was in the right place at the right time and helped to develop a new consulting industry devoted to solving environmental problems.

We grew to become a highly respected global environmental consulting firm of integrity, and we remain committed to developing technically sound solutions to the leading environmental challenges of our times. Our name has become synonymous with quality and environmental excellence, and we continue to provide a full range of professional consulting services to address the many difficult environmental, social, and public outreach issues that confront our clients. By contributing diverse, multidisciplinary skills to signature projects around the world, we continue to shape the future.

Over the years, we have been steadfast in our commitment to our people and our clients. We add value by providing a grounded environmental perspective. We are respectful of client needs and objectives as well as the professional and personal goals of our staff. By securing challenging work and providing excellent client service, we are able to provide a dynamic workplace where our staff can remain true to their personal environmental goals. We are accountable to our clients and we mentor our staff to be responsive to client needs, share knowledge, efficiently transfer information, and make the extra effort to create defensible, high quality work products of which our staff and clients can be proud.

Our company and entire staff remain committed to be fair, respectful, honest and transparent in all that we do.



E & E secured permits and conducted construction oversight on the California Valley Solar Ranch project.

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E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

 Table of Contents  Message from Gerry Gallagher, President and CEO  and Frank Silvestro, Board Chairman  1  Our Commitment and Guiding Principles  2  A.  Scope  4  B.  Our Fundamental Values  4  1.  General Principles  4  2.  Corporate Culture  5  3.  Environmental Stewardship  6  4.  Communicate Suggestions, Raise Questions, and Report Suspected Unethical or Illegal Behavior  6  C.  Workplace Expectations  8  5.  Fair Wages  8  6.  Company Opportunities, Loyalty, and Honest Service  8  7.  Conflicts of Interest  9  8.  Protection and Proper Use of Company Assets  9  9.  Equal Opportunity and Affirmative Action  10  10. Personal Behavior in the Workplace and  Interpersonal Communication  10  11. Social Media  11  12. Internal Investigations  11  13. Accountability for Adherence to the Code  12  14. Coordination with Other Company Policies  12  D.  Compliance with Laws  12  15. Compliance  12  16. Anti-Bribery/Corruption and Contact  with Government Officials  12  17. Business Courtesies and Gratuities  13  18. Accuracy of Company Records  14  19. Political Contributions and Related Policies  15  20. Government Contracts  15  21. Compliance with International Trade  and Government Policies  15  22. No Money Laundering or Deceptive Business Practices  16  E.  Responsibility to Shareholders  16  23. Securities Trading Policies, Shareholder Voting, Shareholder Comments, and  Communication Integrity  16  24. Transparency  16  F.  Commitment to Clients and Sound Business Practices  17  25. Intellectual Property and Confidential Information  17  26. Records Management  17  27. Fair Dealing with Competitors, Customers,  Subcontractors, and Suppliers  18  E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com  3

Helpful hint to E & E employees:

Each section heading in this document is an active link allowing employees to access through The Point, for a fuller explanation of the corresponding section located in the Company Conduct Guidelines.

A. Scope

This E & E Code of Conduct ("Code of Conduct") applies to E & E and all of its subsidiaries, affiliates, directors, officers, employees, consultants, representatives and agents world-wide (collectively referred to as "E & E" or the "Company").

B. Our Fundamental Values

1. General Principles

The purpose of this Code of Conduct is to provide a broad overview of our corporate culture and commitment to high standards of ethical business conduct. Each numbered paragraph corresponds to a more detailed Company Business Conduct and Ethics Guideline ("Conduct Guideline") that can be accessed by employees through The Point.

If further clarification is needed or an issue arises that you feel deserves more attention, E & E staff and representatives are encouraged to consult the Conduct Guideline and/or contact a supervisor or the E & E Helpline to get additional guidance and direction.

All E & E Helpline contacts are strictly confidential and anonymity of the person raising the issue will be maintained to prevent retaliation. The E & E Helpline is intended to be used freely by E & E staff and representatives to offer suggestions as well as raise regulatory, compliance and ethical concerns.



E & E routinely gathers soil borings and conducts hydrogeological investigations on contaminated waste sites.



E & E bird and bat experts conduct avian surveys to assess potential impacts from wind turbine projects.

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E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

2. Corporate Culture

We are a multidisciplinary company that relies on collaboration, staff interaction and the effective transfer of knowledge to help our clients find practical solutions to the most difficult environmental challenges of our time.

The Company is committed to a strong environmental ethic and we strive to achieve sustainability, transparency and excellence in all that we do.

- We hire quality, hard-working people that have the talent to consistently deliver high quality work products to our clients.
- As a knowledge-based network organization we encourage information to be freely shared across our offices to achieve maximum efficiencies and promote strong interaction and information exchange among staff and clients. We believe that this is a proven way to develop sound consulting solutions that provide the best value to our clients.
- We thrive on a non-traditional organizational structure that minimizes bureaucratic systems and puts staff members with the right skills and training, regardless of rank and tenure, directly in touch with our clients.
- Our employees are passionate about their work and we encourage a workplace where they feel free to speak up about things they know and understand.

Our corporate culture is based on a strong commitment to environmentally sound values:

- Early mover on using recycled products; integrated environmental and sustainability features and LEED-approved concepts into redesign of Company buildings; employing sustainable practices; implementing ride-sharing programs; and developing creative, thoughtful approaches to emerging markets.
- Use renewable solar power and smart technology to reduce power costs, promote energy efficiency, and reduce carbon footprint.
- Rely on an efficient management organizational structure and innovative knowledge-based networks to maximize client communication benefits and develop environmental solutions.
- Host meetings and seminars on timely environmental issues at the Training Center the Company operates in the heart of the Adirondacks, to facilitate knowledge transfer with staff and clients.



On the Apex Expansion natural gas pipeline project, E&E staff evaluated wetland impacts along the ROW, developed protective measures to minimize construction impacts, and secured FERC approvals.

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Outside business: What it might look like for you

QUESTION: You operate a small business out of your home that is unrelated to any environmental work done by the Company. Can you continue to do this work while employed with the Company?

ANSWER: Even though the home business appears to be unrelated to your job for the Company, you must contact your supervisor and get clearance from Company senior management to continue business operations. The Company may determine that the operation of the home business is not appropriate or establish conditions on its operation to prevent interference with your performance of work for the Company.

3. Environmental Stewardship

We are an environmental company.

True to our name and our corporate roots, E & E conducts its business in an environmentally responsible manner and strives to improve our performance to benefit our employees, customers, communities, shareholders, and the environment. We use energy wisely and efficiently, employ technology to minimize environmental impacts and strive to employ sustainable business practices to the maximum extent practicable.

4. Communicate Suggestions, Raise Questions, and Report Suspected Unethical or Illegal Behavior

The Company maintains an open door policy and sponsors an anonymous E & E Helpline to improve communications at all levels of the Company and identify potential concerns as early as possible so they can be addressed pro-actively before they become a problem. We continually encourage strong collaboration between staff and clients to find better ways to do business. We want to know if something doesn't look right and will work with employees and clients to address issues of concern.

To meet these goals we encourage you to offer suggestions about creating a better, more innovative workplace; ask questions; identify ethical or other concerns; and report suspected violations of law, the Code of Conduct, or the Conduct Guidelines without fear of retribution or retaliation.

a. File a Suggestion, Ask Questions, or File a Report

If you have suggestions to improve the E & E workplace experience; have questions about an ethical situation; or want to report any anti-corruption, legal, regulatory, compliance, ethical, program implementation, or other concern consistent with the purposes of this Code of Conduct or the Conduct Guidelines — **you are encouraged to file your suggestion, question, or report by using the E & E Helpline the Company has established for this purpose. The E & E Helpline can be accessed confidentially by any of the following methods:**



E & E scientists conduct demolition oversight at a PCB contaminated building in connection with the upper watershed of the Eighteen Mile Creek Area of Concern (AOC) under the Great Lakes Restoration Initiative (GLRI) program.

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E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

(1) **Log onto one of the following websites** to file a confidential suggestion or report using your language of preference, as indicated below:

Language Abbreviation	Language Name	Direct URL
eng	English	www.lighthousegoto.com/enehelpline/eng
por	Portuguese	www.lighthousegoto.com/enehelpline/por
spa	Spanish	www.lighthousegoto.com/enehelpline/spa

OR

(2) **Call one of the following** toll free numbers:

- English speaking USA and Canada: (844) 980-0004
- Spanish speaking USA and Canada: (800) 216-1288
- French speaking Canada: (855) 725-0002
- Spanish speaking Mexico: 01-800-681-5340 AT&T USADirect
- All other countries: (800) 603-2869 (must dial country access code first; click here for access codes and dialing instructions)

OR

(3) **Send an email** to: reports@lighthouse-services.com (must include Company name with report)

OR

(4) **Send a fax** to: (215) 689-3885 (must include Company name with report)

OR

(5) **Send by mail** to:
Lighthouse Services
1710 Walton Road, Suite 204
Blue Bell, PA, 19422
Attn: Reports (must include Company name with report)

E & E Helpline:

We want to hear from you.

Log in electronically:
www.lighthousegoto.com/enehelpline/eng

Call: (844) 980-0004

Send email:
reports@lighthouse-services.com (include Company name)

Send fax: (215) 689-3885 (include Company name)

Send by mail:
Lighthouse Services
1710 Walton Road, Suite 204
Blue Bell, PA, 19422
Attn: Reports
(include Company name)

All information is handled by a third party and is strictly confidential unless you decide to talk about it and get directly involved.

Retaliation is prohibited!



E & E supports USACE and USEPA on the dredging of PCB contaminated sediment from the Hudson River Superfund site and its transfer to an approved dewatering facility prior to off-site disposal.


FDNY

In the aftermath of the World Trade Center attacks, E & E provided support to the City of New York to assess personal injury health claims and identify chemical exposures posing the greatest risk to city residents and sensitive populations.

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Retaliation: What you need to know

QUESTION: I reported a concern to my supervisor about our business agent's conversations with foreign government officials that will be approving environmental permit applications we have submitted on behalf of a client. Since reporting my concern to my supervisor, he has stopped including me in project meetings. Is this retaliation?

ANSWER: Significant changes in how you are treated after reporting a potential legal or ethical concern can be perceived as retaliation. If you feel you are being treated differently since reporting an allegation, raise your concern by contacting the confidential E & E Helpline.

b. Report a Retaliation Claim

It is against the Company's policy to retaliate against any employee, officer, or director for making a good faith suggestion, raising a question, or filing a report. If you feel you have been retaliated against for making such a suggestion, raising a question, or filing a report, you should immediately file an anonymous retaliation claim with the E & E Helpline by using any of the methods outlined above.

C. Workplace Expectations

5. Fair Wages

We do not want you to work for free.

E & E complies with laws and regulations dealing with wage and hour issues, including off-the-clock work, meal and rest breaks, overtime pay, termination pay, minimum-wage requirements, wages and hours of minors, on-call employees, and other subjects relating to wage and hour practices.

You have the right and responsibility to fully engage in your work, and you should never be working without receiving legally applicable compensation.

6. Company Opportunities, Loyalty, and Honest Service

Do not use a Company opportunity for personal gain.

Company directors, officers, employees, representatives, and agents owe a duty to the Company to be loyal, provide honest service, and advance its legitimate interests when the opportunity to do so arises. Company directors, officers, employees, representatives, and agents are prohibited (without the specific



Launching the electrofishing boat on Eighteenmile Creek in the Newfane dam reservoir, Newfane, NY.



E & E conducts plant and animal rare, threatened, and endangered species (RTE) surveys to evaluate environmental and regulatory concerns associated with bridge construction in sensitive, international waters.

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E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com consent of the Board of Directors or an appropriate committee thereof) from (i) personally taking for themselves opportunities that are discovered through the use of Company property, information, or their position, (ii) using Company property, information, or their position for personal gain, or (iii) competing with the Company directly or indirectly.

7. Conflicts of Interest

E & E employees, officers, directors, and representatives owe the Company a duty of loyalty and are expected to act with honesty and integrity. They must avoid situations in which personal interests conflict with or interfere with the Company's interests.

Conflicts can arise in many ways and can have significant consequences, including lost work, damage to reputation, and in some extreme cases, the commencement of criminal enforcement investigations. It is important that all persons working on behalf of E & E diligently try to avoid conflict situations. If you find yourself in a situation where you have an interest that makes it difficult to perform your duties objectively and effectively, you may have a conflict and may need to take action to mitigate or eliminate it. If not sure, ask your supervisor, the Corporate Compliance Officer, or the Regulatory Legal Group, or contact the E & E Helpline.

8. Protection and Proper Use of Company Assets

Our shareholders trust us to manage Company assets appropriately.

Collectively, employees, officers, and directors have a responsibility for safeguarding and making proper and efficient use of the Company's assets. Each of us has an obligation to use Company property as intended and prevent its loss, damage, misuse, theft, embezzlement, or destruction, including confidential reports and data bases containing client names and/or contact information.

Conflict of interest: What it might look like for you

You are on the interviewing committee for a new position. Your brother has applied for the job and the committee wants to bring him in for an interview.

WHAT TO DO: Excuse yourself from the interview process and inform the committee members of the family relationship. Even if you can remain objective, the relationship could cause your participation to be perceived as biased. You also must disclose new conflicts as you become aware of them.

It is important to recognize that the evaluation and disclosure of conflict of interest is an ongoing obligation: all E & E employees, officers, directors, and representatives must disclose, avoid, and mitigate potential conflict situations as they become aware of them.

Examples of conflicts of interest:

- **Selling services to, consulting with, or employment in any capacity with a competitor (taking into account size, scope of services offered, market focus, etc.), supplier, or customer of the Company.**
- **Having a substantial equity, debt, or other financial interest in any supplier or customer.**
- **Having a financial interest in any transaction involving the purchase or sale by the Company of any product, material, equipment, services, or property; or in any company (newly formed or existing) which competes with E & E.**
- **Misusing or disclosing without authorization the Company's confidential or proprietary information.**
- **Receiving loans or guarantees of obligations from the Company without Board of Director authorization.**



On western public lands, E & E staff evaluates impacts of proposed energy projects, including habitat assessments on Gopher Tortoises, burrowing owls, and other endangered species; construction monitoring; and implementation of mitigation and relocation programs.

E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

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What if I see something I think should be reported?

- Best to err on the side of caution.
- If what you see violates the Code of Conduct, let your supervisor know or use the E & E Helpline.

9. Equal Opportunity and Affirmative Action

We recognize and actively support our legal obligation to refrain from discrimination based on a person's race, color, religion, sex (including pregnancy, gender identity and sexual orientation), national origin, age (40 or older), disability or genetic information. We also do not discriminate against a person because the person complained about discrimination, filed a charge of discrimination or participated in an employment discrimination investigation or law suit.

Our commitment to a discrimination-free workplace applies to all types of employment situations, including hiring, firing, promotions, harassment, training, wages transfers, layoffs, and terminations.

10. Personal Behavior in the Workplace and Interpersonal Communication

The Company continually seeks to provide its employees a comfortable workplace. We also expect positive, professional, and respectful interactions between our employees, vendors, and clients and encourage these interactions to take place in an atmosphere of trust and respect.

We strive to offer a working environment that is:

- Free from all forms of discrimination. We have no tolerance for sexual harassment, religious insensitivity, and/or the communication of disparaging and disrespectful remarks of any kind;
- Free of illegal controlled substances, as well as the use of non-prescription drugs in a manner that can impair work performance and/or judgment and the use of prescription drugs not in accordance with the instructions of a licensed physician;
- Free of physical violence and weapons of all types, including firearms, knives, sprays, batons, and asphyxiants; and
- Free of alcohol consumption or the effects of alcohol during working hours, including lunch hour, with the exception that alcohol may be consumed at Company events if made available.

Violations of these behavioral guidelines will provide grounds for disciplinary action, including possible immediate termination.



In Toledo OH, E & E scientists assess the cause of Algal Blooms caused by nutrient loading from Maumee River/Western Lake Erie Basin sources and develop programs to minimize impacts on drinking water supplies.

10 E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

11. Social Media

The use of social media requires good judgment.

Social media offers new ways to interact and communicate with colleagues, staff, and customers, and rules and protocols for its use are still evolving. The Company has established the following minimal requirements to guide employee conduct when using social media:

- Company approval is required for any posts of information on external social media sites for work purposes that are made on behalf of or relate to the Company.
- Employees are to exercise personal responsibility: the Company expects employees to use good judgment whenever you participate in social media or other online activities. If you are unsure, ask your supervisor, the Corporate Compliance Officer or the Regulatory Legal Group, or contact the E & E Helpline.

Keep in mind that social media is evolving and it is not uncommon for personal comments of an individual that appear on a social media forum or web site, to be perceived as being associated with the company for which that individual works. To address this concern, unless specifically authorized, an employee cannot represent E & E in any social media communications. All staff should think carefully before communicating any such information and must state clearly that any views expressed in such social media communications are his/her own and not the views of the Company

E & E and social media

We have a social media presence on LinkedIn.

If you have questions about what you can post, please contact the Regulatory Legal Group to discuss particulars.

12. Internal Investigations

If trouble finds you, we will conduct a fair investigation.

In the event that information is discovered that indicates laws, regulations, or this Code of Conduct have been violated, E & E will conduct a fair and objective internal investigation. Retaliation will not be tolerated against any E & E employee who cooperates in these investigative activities. After an investigation is completed, appropriate disciplinary and/or other corrective action will be taken and agency notifications will be implemented as appropriate.


CAT
CAT

E & E provides restoration design and construction oversight services to improve ecosystem and fish habitat and reduce stream bank erosion.

E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com 11

Red flags:

These statements and phrases could signal a potential concern:

"Let's just keep this between ourselves."

"Well, maybe just this once."

"What's in it for me?"

"It doesn't matter how it gets done as long as it gets done."

"Remember, we didn't have this conversation."

"Don't contact the E & E Helpline."

NOT SURE? Ask your supervisor; if uncomfortable doing so, call the E & E Helpline.

13. Accountability for Adherence to the Code

Each employee, officer, and director is expected to comply with this Code of Conduct. Violations may lead to serious sanctions, including, for an employee, discipline up to and including immediate termination, at the sole discretion of the Company. The Company may, in addition, seek civil recourse against an employee, officer, or director and/or refer possible criminal misconduct to law enforcement agencies.

14. Coordination with Other Company Policies

All other Company policies remain in effect. The provisions of this Code of Conduct are in addition to, and do not modify, replace, or supersede the Company's other policies or procedures, including, but not limited to, the Company's other statements of policy or procedure, whether written or oral.

D. Compliance with Laws

15. Compliance

All employees, officers, directors, and representatives are to comply with applicable laws and the Company's Code of Conduct and policies.

Integrity is important to the Company and its clients, and we expect our staff to comply with applicable laws, regulations, and corporate policies as we support our clients' projects.

16. Anti-Bribery/Corruption and Contact with Government Officials

The Company complies with laws and regulations relating to lobbying or attempting to improperly influence private individuals or government officials.

Bribery, kickbacks, or other improper or illegal payments, gifts and gratuities have no place in the Company's business. We place a special emphasis on avoiding



On the Gran Tierra Energy project in Peru, E & E's Peru-based company conducted Right of Way (ROW) baseline ecological surveys for a 14 inch pipeline extending 120 KM through the Peruvian jungle from the Town of Bretana to the Ucayali River.



For the Clean Line renewable energy project, E & E provided extensive public outreach services to address public concerns about visual and environmental impacts from proposed transmission line right of way corridors.

12 E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com improper or illegal payments to foreign governments or representatives on international projects. We have a well-established program that requires our employees, officers, directors, and representatives to comply with the Foreign Corrupt Practices Act and other international anti-corruption laws and regulations.

17. Business Courtesies and Gratuities

The Company's policy is not to offer or accept kickbacks, bribes, or gifts of substantial value.

Gifts or gratuities greater than a nominal value may not be exchanged with any domestic or foreign government or federal, state, or local government official, representative, or employee. Acceptable nominal value gifts might include T-shirts, calendars, tote bags, water bottles, holiday cards, and similar items. The Company will accept only approved and widely available discounts from our government clients.

Business courtesies with non-government customers, such as non-monetary gifts, meals, transportation, entertainment, and contributions or donations made on behalf of our clients to public-benefit organizations, must be reasonable, provided to promote goodwill with our business partners, and related to a legitimate business purpose. Such courtesies must not violate applicable laws or regulations, and must be consistent with reasonable customs of the market place and industry practice.

If you have any questions about the appropriateness of any gifts, gratuities, or business courtesies, contact your supervisor, the Regulatory Legal Group, or the E & E Helpline.

Q & A

QUESTION: What about inviting a government client to a seminar event sponsored by E & E?

ANSWER: It is important to get the government perspective on key issues. We address ethical concerns by having E & E and/or other event sponsors issue an invoice to the government official that meets per diem guidelines and charges an inclusive daily fee for food, lodging and conference activities.



E & E conducts stream studies to provide the data needed to develop stream channel and riparian corridor restoration designs that will improve stream function and ecological services.

E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

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E & E accounting policies:

- E & E accounting policies are available on The Point HERE.
- We also follow accounting principles and standards promulgated by the Cost Accounting Standards Board and Financial Accounting Standards Board. Among other things, compliance with these standards provides assurance to our clients that our invoices only specify valid charges and our financial reports are accurate.
- We disclose financial information to meet legal requirements, keep shareholders/investors informed, and provide transparent client communications.

18. Accuracy of Company Records

Each director, officer, employee, representative, and agent must help maintain the integrity of the Company's financial and other records.

Management, directors, audit committee members, shareholders, creditors, governmental entities, and others depend on the Company's business records for reliable and accurate information. The Company's books, records, accounts, and financial statements must appropriately and accurately reflect the Company's transactions and conform to applicable legal requirements and the Company's system of internal controls.

In particular, the Company is committed to fair, accurate, timely, and understandable disclosure in all reports filed with the Securities and Exchange Commission (SEC) and in other public communications, and each person subject to this Code of Conduct is required to provide truthful and timely information in support of this commitment.

The Company has established a series of accounting policies, which can be accessed by E & E employees on The Point. Supplementing these policies are the published Guidelines for Accounting for Allowable Costs and the instructions for recording time.

Q & A

QUESTION: Can we increase our indirect/overhead rates for work on cost reimbursable government contracts?

ANSWER: Yes, so long as it is done properly and the changes are made in compliance with applicable laws and government regulations, including FAR Subpart 15.4; The Truth in Negotiations Act; FAR Part 31; and 48 CFR Chapter 99. When E & E makes rate changes our rates are subject to government audit; carefully documented; and based on accurate, current and complete cost or pricing data. When making such indirect/overhead rate changes we make sure that the changes meet the foregoing legal and regulatory requirements. We are well aware that if we fail to do so, enforcement actions could result and that other consulting companies have been held legally responsible for overhead rate changes that were determined to be improperly inflated in a manner that defrauded government clients.



E & E's Brazil based company provided technical support and construction oversight for the Las Pelambres Transmission system that resulted in expedited regulatory approvals and reduced environmental impacts.

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19. Political Contributions and Related Policies

Company funds or resources are not to be used to make a political contribution to any political candidate, Political Action Committee (PAC), or political party.

A decision by an employee to contribute any personal time, money, or other resources to a political campaign or political activity must be totally voluntary. The employee cannot seek reimbursement for attending a political function or otherwise contributing money or time to a political campaign and any such contributions will not be reimbursed by the Company.

Company facilities may not be used by employees, directors, officers, or representatives for political campaigning or fundraising or other partisan political purposes.

20. Government Contracts

Government contracts require special attention.

When doing business with federal, state, or local governments, we must ensure all statements and representations to government procurement officials are accurate and truthful, including costs and other financial data. Any conduct that could appear improper should be avoided when dealing with government officials and employees.

21. Compliance with International Trade and Government Policies

International projects often require expert advice.

Before engaging in international work assignments, it is important to recognize the potential impact that government policies can have on that work.

On international projects, government trade and policy considerations, sanctions, or restrictions may apply, and it is essential that we perform proper due diligence before entering into agreements or engaging in work assignments. Work on all international projects is routinely evaluated to prevent potential violations or consequences that are not in the Company's best interests.

Political contributions: What it might look like for you

QUESTION: I have been asked to buy a dinner ticket to a political fundraiser for a candidate running for office in an upcoming election and to attend a conference where a portion of the funds will be going to a candidate or Political Action Committee (PAC). Can I buy tickets to these events and, if so, can I prepare an expense report for reimbursement?

ANSWER: Employees are free to buy tickets to fundraisers and conferences to financially support a candidate. However, the employee must pay for the ticket/conference fees with personal funds. E & E is not allowed to reimburse the employee for such an expense and an employee should not seek reimbursement from the Company for such expenses.



E & E scientists evaluate ecological impacts within a Great Lakes Area of Concern and develop design and implementation of invasive species control/habitat restoration plans.



Avian tracking for Navy OLF project.

E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

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Money laundering or illegal gratuity considerations:

On occasion a client may pose as a legitimate business, even though they may be engaged in illegal or shady activities. Their purpose may be use our contract to "launder" or pass on money or illegal gratuities to third parties. Be aware of the following "Red Flags:"

- E & E receives an invoice from a subcontractor or agent which provides a vague description of the work performed or is worded in such a way that E & E cannot verify that work was in fact performed.
- A request is made for E & E to pay an E & E subcontractor or agent in cash for services rendered.
- A request is made for payments to be made or gratuities or favors to be provided to third parties or government officials that are not specified in contract documents.

We need to conduct due diligence on parties we contract with or agents who work on our behalf to make sure this does not occur on our watch.



Following the Persian Gulf war, E & E worked assessed impacts on sensitive desert and coastal areas and recovered over $3 Billion in natural resource damages through the United Nations Compensation Commission in Geneva, Switzerland.

22. No Money Laundering or Deceptive Business Practices

Money laundering will not be tolerated.

Money laundering is a global problem with far-reaching and serious consequences. E & E forbids knowingly engaging in transactions that facilitate money laundering or result in the diversion of corporate assets or receivables for personal gain or the implementation of unlawful or deceptive business practices. Any such activity on international projects would be a violation of the Foreign Corrupt Practices Act and is strictly prohibited.

E. Responsibility to Shareholders

23. Securities Trading Policies, Shareholder Voting, Shareholder Comments, and Communication Integrity

Never trade the Company's stock on the basis of information acquired in the course of your Company duties or in any other manner — that is confidential, not commonly known, or not readily available to others.

If you discover information about the Company that could give you a financial advantage, you cannot use that information for personal gain. If uncertain about whether information you received can be acted upon, ask your supervisor or the Regulatory Legal Group.

All votes by shareholders will be handled in a confidential manner to maintain the integrity of the voting process.

If a shareholder has any comments or questions on any matter of concern, they may be directed to the Secretary of the Company or communicated anonymously through the E & E Helpline.

24. Transparency

The existence and content of this Code of Conduct will be disclosed to shareholders and directors and Company employees. It also will be available for review on the Company's web site. It is a living document and may be revised and updated from time to time, with the revision dates clearly identified.



E & E evaluated environmental impacts for the Aliso Canyon natural gas transmission project in CA.

16 E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com

F. Commitment to Clients and Sound Business Practices

25. Intellectual Property and Confidential Information

The Company invests substantial resources in developing proprietary intellectual property and confidential information.

Confidential information is information that is not generally known or readily available to others. All information from a client and all data produced for a client are strictly confidential.

Each Company director, officer, employee, representative, and agent is obligated to protect the Company's confidential information as well as that of its customers, suppliers, and third parties who disclose information to the Company in confidence.

26. Records Management

Our records are our corporate memory.

Company records provide evidence of actions and decisions and contain data and information critical to the continuity of our business, the verification of legal compliance, and the evaluation of employee and corporate performance.

- Project reports, data and deliverables are typically the property of our clients. The clients pay for these work products and unless otherwise specified by E & E management or required by contract, these work products are to be returned to the client at the conclusion of a project. Unless prohibited by contract, E & E can maintain copies of these work products for its archives so long as confidentiality requirements continue to be met and they are maintained in a secure manner.
- Unless specified in a contract as belonging to a client, all non-work product records and files developed during the course of a project are the property of E & E. At the conclusion of the project, all files must be retained or disposed of in accordance with E & E procedures or returned to the client if required by contract.



E & E field teams assessed wildlife and habitat resources for the Windy Flats wind project in WA.

Picture this

A supervisor asks you for a list of everyone in the office who helped organize the company picnic so she can thank them. You are busy so you send a spreadsheet previously prepared for HR that lists the requested names and emails of all employees in the office; however you fail to notice that additional information is also in the spreadsheet, including phone numbers, social security numbers, addresses, and emergency contact information. Did you make a mistake by doing this?

Yes, you have mistakenly breached confidentiality concerns and need to get the spreadsheet back to delete all extraneous information other than the names and email addresses requested. The information you provided on the spreadsheet contains confidential, personal information and cannot be shared with anyone, whether a Company supervisor, co-worker, or trusted friend who does not work for the Company. Only the minimum amount of information needed by your supervisor to do her job should be shared. It is important to always double check the content of email attachments.

How do you respond?

QUESTION: A third party requests details from you about a confidential project performed by E & E for a client.

ANSWER: You cannot provide project details, even if the project has been publicly announced. You are not a spokesperson for the project and must tell the third party to direct all project questions to the designated client representative.

E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com 17

Defining it

MANIPULATION: If you don't feel comfortable with an assignment let us know by contacting your supervisor or use the E & E Helpline.

UNFAIR DEALING: fairness is important in all business matters. If it is not right, trust your instincts and do something about it.

- Each member of our staff must become familiar with recordkeeping requirements for specific projects by reviewing applicable contract terms and/or discussing those requirements with their supervisor and/or the Regulatory Legal Group. E & E staff must properly retain, maintain, label, and carefully secure and handle confidential, sensitive, and proprietary information in accordance with E & E procedures and contractual requirements.
- Business transactions and payments are to be accurately recorded and monitored.

27. Fair Dealing with Competitors, Customers, Subcontractors, and Suppliers

How we deal with others reflects directly on the Company.

The Company's success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior, and mutual trust.

The Company strives to outperform its competition, but in doing so, we must conduct ourselves fairly and honestly. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing.

It is important that third parties competing for our business participate in a fair E & E procurement process that is conducted with integrity and in compliance with applicable legal and regulatory requirements.

On international projects, E & E staff managing the procurement of services or goods must obtain approval by E & E senior management to establish an appropriate procurement procedure that conforms with project needs, local customs and procedures, and applicable legal and ethical business concerns.



E & E cable permitting team evaluated environmental impacts for the AMX-1 fibre optic system that increased data transmission capabilities in Mexico and other countries in the Americas.

0210GENADLEGL09-GRA-6/7/17

18 E & E Helpline: www.lighthousegoto.com/enehelpline/eng • Tel: 1-844-980-0004 • Email: reports@lighthouse-services.com